UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Harris & Harris Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 1, 2008

To the Shareholders of Harris & Harris Group, Inc.:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of the Shareholders of Harris & Harris Group, Inc. (the "Company") will be held on May 1, 2008, at 3:00 p.m., local time, at The Princeton Club of New York, 15 West 43rd Street (between 5th and 6th Avenues), New York, New York 10036. This meeting has been called by the Board of Directors of the Company, and this notice is being issued at its direction. It has called this meeting for the following purposes:

1.	To elect 11 directors of the Company to hold office until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified;

2.	To ratify, confirm and approve the Audit Committee’s selection of PricewaterhouseCoopers LLP as the independent registered public accountant for the fiscal year ending December 31, 2008; and

3.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

We encourage you to contact us at 877-TINY-TECH, from 9:00 a.m. to 5:00 p.m. EST, if you have any questions.

Holders of record of the Company's common stock as of the close of business on March 10, 2008, will be entitled to vote at the meeting.

Whether or not you expect to be present in person at the meeting, please sign and date the accompanying proxy card and return it promptly in the enclosed business reply envelope, which requires no postage if mailed in the United States, so you will be represented at the Annual Meeting. Even if you vote your shares prior to the meeting, you still may attend the meeting and vote your shares in person.

By Order of the Board of Directors,

March 25, 2008	/s/ Susan T. Harris
New York, New York	Susan T. Harris
Secretary

IMPORTANT: PLEASE MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. THE MEETING DATE IS MAY 1, 2008.

(THIS PAGE LEFT BLANK INTENTIONALLY)

Harris & Harris Group, Inc.
111 West 57th Street
New York, New York 10019
(212) 582-0900

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 1, 2008

General Information

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Harris & Harris Group, Inc. (the "Company," "us," "our," and "we"), for use at the 2008 Annual Meeting of Shareholders (the "Annual Meeting"), to be held on May 1, 2008, and at any postponements or adjournments thereof. The enclosed proxy card, this Proxy Statement and the Company's Annual Report for the fiscal year ended December 31, 2007, are being first transmitted on or about March 25, 2008, to our shareholders.

The Annual Meeting will be held on Thursday, May 1, 2008, at 3:00 p.m., local time, at The Princeton Club of New York, 15 West 43rd Street (between 5th and 6th Avenues), New York, New York 10036. At the Annual Meeting, shareholders will be asked to elect 11 directors to serve on the Board of Directors of the Company until the next annual meeting; or until their successors have been duly elected and qualified, and to vote on the other matters stated in the accompanying Notice and described in more detail in this Proxy Statement.

We encourage you to vote your shares, either by voting in person at the Annual Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you properly sign and date the accompanying proxy card and the Company receives it in time for the Annual Meeting, the persons named as proxies will vote the shares registered directly in your name in the manner that you specified. If you give no instructions on the proxy card, the shares covered by the proxy card will be voted FOR the election of the nominees as directors and FOR the other matters listed in the accompanying Notice. If any other matters properly come before the Annual Meeting, the persons named on the proxies will vote upon such matters at their discretion.

The Board of Directors has fixed the close of business on March 10, 2008, as the record date for the determination of our shareholders entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on the record date, an aggregate of 23,314,573 shares of common stock were issued and outstanding. Each such share will be entitled to one vote on each matter to be voted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of such outstanding shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

Purpose of Meeting

At the Annual Meeting, you will be asked to vote on the following proposals:

1.
To elect 11 directors of the Company to hold office until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified ("Election of Directors Proposal");

2.
To ratify, confirm and approve the Audit Committee's selection of PricewaterhouseCoopers LLP as the independent registered public accountant for the fiscal year ending December 31, 2008 ("Ratification of Auditor Proposal"); and

3.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Solicitation and Revocation

All properly executed proxies received prior to the Annual Meeting will be voted at the meeting in accordance with the instructions marked thereon or otherwise as provided therein. Unless instructions to the contrary are marked, including if no instructions are provided, shares represented by the proxies will be voted "FOR" all of the proposals.

Any proxy given pursuant to this solicitation may be revoked by a shareholder at any time, before it is exercised, by written notification delivered to our Secretary, by voting in person at the Annual Meeting, or by executing another proxy bearing a later date. If your shares are held for your account by a broker, bank or other institution or nominee, you may vote such shares at the Annual Meeting only if you obtain proper written authority from your institution or nominee that you present at the Annual Meeting.

Quorum Required

Approval of any of the matters submitted for shareholder approval requires that a quorum be present. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock entitled to vote, is necessary to constitute a quorum. Abstentions and broker "non-votes" will be counted as shares present at the Annual Meeting for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner or other persons entitled to vote.

Vote Required

Election of Directors. For the Election of Directors Proposal, the Directors will be elected by a plurality of the votes cast (that is, the 11 nominees who receive more affirmative votes than any other nominees will be elected).

Ratification of Auditor. For the Ratification of Auditor Proposal, the proposal will be approved if a majority of the votes cast are cast in favor.

Other Matters. All other matters being submitted to a shareholder vote pursuant to the Notice of Annual Meeting will be approved if a majority of the votes cast on a particular matter are cast in favor of that matter.

For purposes of the Election of Directors Proposal, the Ratification of Auditor Proposal and unspecified matters that come before the meeting, votes withheld or abstentions will not be counted as votes cast on the matter and will have no affect on the result of the vote. If your broker holds your shares in its "street" name, the broker may vote your shares on the Election of Directors Proposal, the Ratification of Auditor Proposal and unspecified matters that come before the meeting even if it does not receive instructions from you.

Information Regarding This Solicitation

Proxies are being solicited by Innisfree M&A Incorporated, pursuant to its standard contract as proxy solicitor, the cost of which will be borne by us and is estimated to be approximately $6,500 plus out-of-pocket expenses. Proxies will be solicited by telephone or by mail. All expenses of preparing, printing, mailing and delivering proxies, and all materials used in the solicitation of proxies, will be borne by us. Proxies may also be solicited by officers of the Company personally, by telephone or otherwise, but these persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding solicitation material to their principals, the beneficial owners of our common stock. It is estimated that those costs will be nominal.

Principal Shareholders and Ownership by Directors and Executive Officers

Set forth below is information, as of March 10, 2008, with respect to the beneficial ownership of our common stock by (i) each of our directors and nominees, (ii) each of our named executive officers (as defined below) and (iii) all of our directors and executive officers as a group. Except as otherwise indicated, to our knowledge, all shares are beneficially owned and investment and voting power is held by the persons named as owners. None of the shares owned by directors or officers have been pledged. The information in the table below is from publicly available information that may be as of dates earlier than March 10, 2008. At this time, we are unaware of any shareholder owning five percent or more of the outstanding shares of common stock other than Charles E. and Susan T. Harris. Unless otherwise provided, the address of each holder is c/o Harris & Harris Group, Inc., 111 West 57th Street, Suite 1100, New York, New York 10019.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Outstanding Common Shares Owned(2)

Independent Directors:
W. Dillaway Ayres, Jr.	2,031	*
Dr. C. Wayne Bardin	28,574(3)	*
Dr. Phillip A. Bauman	28,829(4)	*
G. Morgan Browne	35,431	*
Dugald A. Fletcher	23,081	*
Charles E. Ramsey	33,442	*
James E. Roberts	23,097	*
Richard P. Shanley	4,524	*

Interested Directors:
Charles E. Harris	1,671,166(5)	7.0
Douglas W. Jamison	267,324(6)	1.1
Kelly S. Kirkpatrick	7,481	*
Lori D. Pressman	8,067	*

Named Executive Officers:
Alexei A. Andreev	271,697(7)	1.2
Sandra M. Forman	126,902(8)	*
Michael A. Janse	237,891(9)	1.0

All directors and executive officers as a group (20 persons)	2,974,164 (10)	11.9
________________
*	Less than 1 percent.

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934.
(2)
The percentage of ownership is based on 23,314,573 shares of common stock outstanding as of March 10, 2008, together with the exercisable options for such shareholder, as applicable. In computing the percentage ownership of a shareholder, shares that can be acquired upon the exercise of outstanding options are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)	Includes 5,441 shares owned by Bardin LLC for the Bardin LLC Profit-Sharing Keogh.
(4)
Includes 5,637 shares owned by Ms. Milbry C. Polk, Dr. Bauman's wife; 100 shares owned by Adelaide Polk-Bauman, Dr. Bauman's daughter; 100 shares owned by Milbry Polk-Bauman, Dr. Bauman's daughter; and 100 shares owned by Mary Polk-Bauman, Dr. Bauman's daughter. Ms. Milbry C. Polk is the custodian for the accounts of the three children.

(5)
Includes 1,039,559 shares owned by Mrs. Susan T. Harris, Mr. Harris's wife and our Corporate Secretary, 30,766 shares owned by Mr. Harris and 600,841 shares that can be acquired upon the exercise of outstanding options by Mr. Harris.

(6)	Includes 247,681 shares that can be acquired upon the exercise of outstanding options.
(7)	Includes 261,428 shares that can be acquired upon the exercise of outstanding options.
(8)
Includes 250 shares owned by Edward Forman, Ms. Forman's husband, 270 shares owned jointly with Edward Forman and 119,200 shares that can be acquired upon the exercise of outstanding options by Ms. Forman.

(9)	Includes 237,891 shares that can be acquired upon the exercise of outstanding options.
(10)	Includes 1,668,513 shares that can be acquired upon the exercise of outstanding options.

Set forth below is the dollar range of equity securities beneficially owned by each director and nominee as of March 10, 2008.

Name of Director or Nominee	Dollar Range of Equity Securities Beneficially Owned (1)(2)(3)

Independent Directors
W. Dillaway Ayres, Jr.	$10,001 - $50,000
Dr. C. Wayne Bardin	Over $100,000
Dr. Phillip A. Bauman	Over $100,000
G. Morgan Browne	Over $100,000
Dugald A. Fletcher	Over $100,000
Charles E. Ramsey	Over $100,000
James E. Roberts	Over $100,000
Richard P. Shanley	$10,001 - $50,000

Interested Directors
Charles E. Harris (4)	Over $100,000
Douglas W. Jamison (4)	Over $100,000
Kelly S. Kirkpatrick (5)	$10,001 - $50,000
Lori D. Pressman (5)	$10,001 - $50,000

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the 1934 Act.

(2)	The dollar ranges are: none, $1-$10,000, $10,001-$50,000, $50,001-$100,000 and over $100,000.

(3)	The dollar ranges are based on the price of the equity securities as of March 10, 2008.

(4)	Denotes an individual who is an "interested person" as defined in the 1940 Act.

(5)	Denotes an individual who may be considered an "interested person" because of consulting work performed for us.

ELECTION OF DIRECTORS

(Proposal No. 1)

The 11 nominees listed below have been nominated to serve as our directors until the next annual meeting or until their respective successors are duly elected and qualified. All nominees currently serve as directors. Although it is not anticipated that any of the nominees will be unable or unwilling to serve, in the unexpected event that any such nominees should become unable or decline to serve, it is intended that votes will be cast for substitute nominees designated by our present Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL OF THE NOMINEES.

Nominees

Certain information, as of March 10, 2008, with respect to each of the 11 nominees for election at the Annual Meeting is set forth below, including their names, ages and a brief description of their recent business experience, including present occupations and employment, certain directorships held by each and the year in which each became a director of the Company. All of the nominees have agreed to serve if elected and consent to being referred to in this Proxy Statement. The nominees for election as directors of the Company have been divided into two groups -- interested directors and independent directors. Interested directors are "interested persons" as defined in the Investment Company Act of 1940 (the "1940 Act") or persons who may be considered "interested persons" because of consulting work done for us. All of the nominees are currently directors of the Company. We do not have an advisory board.

Interested Directors

Charles E. Harris. Mr. Harris, age 65, currently serves as our Chairman, Chief Executive Officer and as a Managing Director. He has served as our Chief Executive Officer since July 1984 and as a Managing Director since January 2004. He has been a member of our Board of Directors and served as Chairman of the Board since April 1984. He also served as our Chief Compliance Officer from February 1997 to February 2001. He is Chairman of the Board, Chief Executive Officer and a Director of Harris & Harris Enterprises, a wholly owned subsidiary of the Company. His wife serves as our Corporate Secretary. He is a director of Mersana Therapeutics, Inc., and of SiOnyx, Inc., privately held nanotechnology-enabled companies in which we have investments. He was a member of the Advisory Panel for the Congressional Office of Technology Assessment. Prior to joining us, he was Chairman of Wood, Struthers and Winthrop Management Corporation, the investment advisory subsidiary of Donaldson, Lufkin and Jenrette. He is currently a member of the New York Society of Security Analysts. He was, until 2004, a Trustee and head of the Audit Committee of Cold Spring Harbor Laboratory, a not-for-profit institution that conducts research and education programs in the biological sciences, and he is currently a member of its President's Council. He also serves as a Trustee and head of the Audit Committee of the Nidus Center, a not-for-profit, life sciences, business incubator in St. Louis, Missouri. He is a life-sustaining fellow of MIT and a shareholder of its Entrepreneurship Center. He is an "interested person" as defined in Section 2(a)(19) of the 1940 Act, as a beneficial owner of more than five percent of our common stock, as a control person and as one of our officers. He was graduated from Princeton University (A.B.) and from the Columbia University Graduate School of Business (M.B.A.).

Douglas W. Jamison. Mr. Jamison, age 38, has served as President and as Chief Operating Officer since January 1, 2005, as Treasurer since March 2005, as a Managing Director since January 2004, as Chief Financial Officer from January 2005 through December 2007 and as Vice President from September 2002 through December 2004. He has been a member of our Board of Directors since May 2007. Since January 2005, he has been President and a Director of Harris & Harris Enterprises, Inc., a wholly owned subsidiary of Harris & Harris Group, Inc. Upon Mr. Harris's retirement, scheduled for December 31, 2008, the Board of Directors has named Mr. Jamison to succeed Mr. Harris in Mr. Harris's positions as Chairman and Chief Executive Officer. Mr. Jamison is a director of Ancora Pharmaceuticals, Inc., of Nextreme Thermal Solutions, Inc., and of Phoenix Molecular Corporation, privately held nanotechnology-enabled companies in which we have investments. He is Co-Editor-in-Chief of "Nanotechnology Law & Business." He is Co-Chair of the Advisory Board, Converging Technology Bar Association, a member of the University of Pennsylvania Nano-Bio Interface Ethics Advisory Board and a member of the Advisory Board, Massachusetts Technology Collaborative Nanotechnology Venture Forum. His professional societies include the Association of University Technology Managers. From 1997 to 2002, he worked as a senior technology manager at the University of Utah Technology Transfer Office, where he managed intellectual property in physics, chemistry and the engineering sciences. He was graduated from Dartmouth College (B.A.) and the University of Utah (M.S.).

Lori D. Pressman. Ms. Pressman, age 50, has served as a member of our Board of Directors since March 2002. She has served as a consultant to us on tiny technology, intellectual property and in our due diligence work on certain prospective investments. She also acts as an observer for us at Board meetings of certain portfolio companies in the Boston area. She is a business consultant providing advisory services to start-ups and venture capital companies, including certain of our portfolio companies. She consults internationally on technology transfer practices and metrics for non-profit and government organizations. From 1999 to 2001, she was Chair of the Survey Statistics and Metrics Committee of the Association of University Technology Managers. From September 1989 to July 2000, she was employed by MIT in its Technology Licensing Office; she served as a Technology Licensing Officer from 1989 to 1995 and as Assistant Director of the Technology Licensing Office from 1996 to 2000. She was graduated from the Massachusetts Institute of Technology (S.B., Physics) and the Columbia School of Engineering (MSEE). She may be considered to be an "interested person" of the Company because of the consulting work she does for us.

Independent Directors

W. Dillaway Ayres, Jr.  Mr. Ayres, age 57, has served as a member of our Board of Directors since November 2006. He has served as the Chief Operating Officer of Cold Spring Harbor Laboratory, a research and educational institution in the biological sciences, since November of 2000. Prior to joining Cold Spring Harbor Laboratory in 1998, Mr. Ayres had a 20-year business career during which he worked as a corporate executive, investment banker and entrepreneur. In 1996, he co-founded Business & Trade Network, Inc., a business-to-business, venture capital-backed Internet company. Prior to that he worked for five years as a Managing Director of Veronis, Suhler & Associates, a boutique investment banking firm in New York specializing in the media/communications industry. At Veronis, Suhler, he focused on investing the firm's private equity fund. He was graduated from Princeton University (A.B., English) and from the Columbia University Graduate School of Business (M.B.A., Finance).

Dr. C. Wayne Bardin. Dr. Bardin, age 73, has served as a member of our Board of Directors since December 1994. Since 1996, he has served as the President of Bardin LLC, a consulting firm to pharmaceutical companies. From 1998 to 2003, he served as President of Thyreos Corp., a privately held, start-up pharmaceutical company. From 1978 through 1996, he was Vice President of The Population Council. His professional appointments have included: Professor of Medicine, Chief of the Division of Endocrinology, The Milton S. Hershey Medical Center of Pennsylvania State University, and Senior Investigator, Endocrinology Branch, National Cancer Institute. He has also served as a consultant to several pharmaceutical companies. He has been appointed to the editorial boards of 15 journals. He has also served on national and international committees and boards for the National Institutes of Health, World Health Organization, The Ford Foundation and numerous scientific societies. He was graduated from Rice University (B.A.), Baylor University (M.S., M.D.) and he received a Doctor Honoris Causa from the University of Caen, the University of Paris and the University of Helsinki.

Dr. Phillip A. Bauman. Dr. Bauman, age 52, has served as a member of our Board of Directors since February 1998. Since 1999, he has been Senior Attending of Orthopedic Surgery at St. Luke's/Roosevelt Hospital Center in Manhattan and since 2000, he has served as an elected member of the Executive Committee of the Medical Board of St. Luke's/Roosevelt Hospital. Since 2005, he has been on the Board of Managers for the Hudson Crossing Surgery Center. Since 1997, he has been Assistant Professor of Orthopedic Surgery at Columbia University. Since 1994, he has been a Vice President of Orthopedic Associates of New York. He is an active member of the American Academy of Orthopaedic Surgeons, the American Orthopaedic Society for Sports Medicine, the New York State Society of Orthopaedic Surgeons and the American Medical Association. He was graduated from Harvard College (A.B.), Harvard University (A.M., Biology) and the College of Physicians and Surgeons at Columbia University (M.D.).

G. Morgan Browne. Mr. Browne, age 73, has served as a member of our Board of Directors since June 1992. Since 2004, he has been President and since 2000, a Trustee of Planting Fields Foundation, a supporting institution of Planting Fields Arboretum State Historic Park. He is Chairman of the OSI Pharmaceuticals Foundation which supports cancer and diabetes patient care and science education. From 2001 to 2003, he served as Chief Financial Officer of Cold Spring Harbor Laboratory, a not-for-profit institution that conducts research and education programs in the biological sciences. From 1985 to 2000, he was the Administrative Director of Cold Spring Harbor Laboratory. In prior years, he was active in the management of numerous scientifically based companies as an officer, as an individual consultant and as an associate of Laurent Oppenheim Associates, Industrial Management Consultants. He was a founding director of the New York Biotechnology Association. He was graduated from Yale University (B.A.).

Dugald A. Fletcher. Mr. Fletcher, age 78, was appointed Lead Independent Director on November 2, 2006. Since 1996, he has served as a member of our Board of Directors. Since 1984, he has served as President of Fletcher & Company, Inc., a management consulting firm. Until the end of 1997, he was Chairman of Binnings Building Products Company, Inc. His previous business appointments include: adviser to Gabelli/Rosenthal LP, a leveraged buyout fund; Chairman of Keller Industries, building and consumer products; Senior Vice President of Booz-Allen & Hamilton; President of Booz-Allen Acquisition Services; Executive Vice President of Paine Webber Jackson & Curtis and a Director of Paine Webber, Inc.; and President of Baker Weeks and Co., Inc., a New York Stock Exchange member firm. He is currently a Trustee of the Gabelli Growth Fund and a Director of the Gabelli Convertible and Income Securities Fund, Inc. He was graduated from Harvard College (A.B.) and Harvard Business School (M.B.A.).

Charles E. Ramsey. Mr. Ramsey, age 65, has served as a member of our Board of Directors since October 2002. Since 1997, he has been a consultant. He is a retired founder and principal of Ramsey/Beirne Associates, Inc., an executive search firm that specialized in recruiting top officers for high technology companies, many of which were backed by venture capital. He is Chairman Emeritus of Bridges to Community, a non-governmental organization dedicated to construction projects in Nicaragua. As Chairman Emeritus, he serves on the Executive, Personnel and Administration and Fund Development Committees. He was graduated from Wittenberg University (B.A.).

James E. Roberts. Mr. Roberts, age 62, has served as a member of our Board of Directors since June 1995. Since January 2006, he has been President of AequiCap Insurance Company and since September 2007, President of AequiCap Program Administrators. Mr. Roberts is also a senior officer of various other AequiCap affiliated entities. From November 2002 to October 2005, he was Executive Vice President and Chief Underwriting Officer of the Reinsurance Division of Alea North America Company and Senior Vice President of Alea North America Insurance Company. From October 1999 to November 2002, he was Chairman and Chief Executive Officer of the Insurance Corporation of New York, Dakota Specialty Insurance Company, and Recor Insurance Company Inc., all members of the Trenwick Group, Ltd. From October 1999 to March 2000, he served as Vice Chairman of Chartwell Reinsurance Company (also a member of Trenwick Group, Ltd.) and from March 2000 to November 2002, he was the company's Chairman and CEO. He was graduated from Cornell University (A.B.).

Richard P. Shanley. Mr. Shanley, age 61, joined our Board on March 12, 2007. From February 2001 to December 31, 2006, he was a partner of Deloitte & Touche LLP. From March 1976 to January 2001, he was employed by Eisner LLP and was a partner from 1982 until 2001. During his over 30 years of public accounting experience, he served as lead audit partner on numerous audit engagements for public and private companies and companies making public stock offerings, including those requiring application of Sarbanes-Oxley Section 404. He served as lead audit partner primarily for biotech, pharmaceutical and high-tech companies, including companies enabled by nanotechnology. He has been actively involved on the Biotech Council of New Jersey, the New Jersey Technology Council, the New York Biotechnology Association, the Connecticut Venture Group, the Biotechnology Industry Organization and the NanoBusiness Alliance. He is an active member of the New York State Society of Certified Public Accountants and the American Institute of Certified Public Accountants. He is currently serving his fourth term on the New York State Society of CPA's Professional Ethics Committee. He is a licensed Certified Public Accountant in New Jersey and New York. He was graduated from Fordham University (B.S.) and Long Island University (M.B.A. in Accounting).

Board of Directors and Committees

In 2007, there were nine meetings of the Board of Directors of the Company, and the full Board acted six times by unanimous written consent. During 2007, no director attended fewer than 75 percent of the total Board of Directors' meetings and applicable committee meetings on which each director served.

Our policy is that at least a portion of our directors are encouraged to attend annual meetings of shareholders. In 2007, 11 of the Company's 12 directors attended the annual meeting.

Communications with the Board of Directors

Shareholders and other interested parties may contact the Board, Dugald A. Fletcher, our Lead Independent Director, or any member of the Board by mail. To communicate with the Board, the Lead Independent Director or any member of the Board, correspondence should be addressed to the Board or the Board members with whom you wish to communicate, by either name or title. All such correspondence should be sent c/o Harris & Harris Group, Inc., 111 West 57th Street, Suite 1100, New York, New York 10019. Such correspondence will be forwarded to the appropriate board member or members after screening to eliminate marketing and junk mail.

Board Committees

The Company's Board of Directors currently has six committees comprised of the following members in 2007, all of whom except Mr. Harris and Mr. Jamison are independent under the rules of the Nasdaq Global Market and "not interested" directors for the purposes of the 1940 Act:

Executive	Audit	Compensation

Charles E. Harris (1)	Dugald A. Fletcher (1)	James E. Roberts (1)
Dr. C. Wayne Bardin	W. Dillaway Ayres	Dr. Phillip A. Bauman
G. Morgan Browne	G. Morgan Browne	Dugald A. Fletcher
Charles E. Ramsey	James E. Roberts	Charles E. Ramsey
Douglas W. Jamison	Richard P. Shanley

Nominating	Valuation	Independent Directors

Dr. C. Wayne Bardin (1)	G. Morgan Browne (1)	Dugald A. Fletcher (1)
W. Dillaway Ayres	W. Dillaway Ayres	W. Dillaway Ayres
Dr. Phillip A. Bauman	Dr. C. Wayne Bardin	Dr. C. Wayne Bardin
Richard P. Shanley	Dr. Phillip A. Bauman	Dr. Phillip A. Bauman
	Dugald A. Fletcher	G. Morgan Browne
	Charles E. Ramsey	Charles E. Ramsey
	James E. Roberts	James E. Roberts
	Richard P. Shanley	Richard P. Shanley

(1)	Denotes the Chairman of the Committee.

Executive Committee. The Executive Committee may meet from time to time between regular meetings of the Board of Directors and may exercise the authority of the Board to the extent provided by law. The Executive Committee did not meet as a separate committee and did not act by unanimous written consent in 2007.

Audit Committee. The Audit Committee (i) oversees all material aspects of our accounting and financial reporting processes, internal control and audit functions, (ii) monitors the independence and performance of our independent registered public accountants, (iii) provides a means for open communication among our independent registered public accountants, financial and senior management and the Board and (iv) oversees compliance by us with legal and regulatory requirements.

The Audit Committee operates pursuant to a written charter approved by our Board of Directors. A current copy of the Audit Committee Charter of the Company is available on our website (http://www.tinytechvc.com/newsite/PDFs/Audit.pdf). The Audit Committee Charter sets out the responsibilities, authority and duties of the Audit Committee. The Audit Committee met four times and did not act by unanimous written consent in 2007. The Audit Committee has selected, and a majority of the Board of Directors has ratified, PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2008.

Audit Committee's Pre-Approval Policies

Since March 2003, the Audit Committee of the Company has pre-approved all audit and non-audit services provided by PwC to us. The Audit Committee's Pre-Approval Policies and Procedures provide that the Audit Committee (or the Chairman pursuant to delegated authority) must pre-approve all auditing services and permitted non-audit services and that all such requests to provide services must be submitted to the Audit Committee or the Chairman, as the case may be, by both the independent auditor and the Chief Financial Officer.

The Audit Committee has determined that the provision of non-audit services that were provided during 2007 is compatible with maintaining PwC's independence in performing audit services for the Company.

Audit Committee Report

Our Audit Committee presents the following report:

The Audit Committee of the Company has performed the following functions: (i) the Audit Committee reviewed and discussed the audited financial statements of the Company with management, (ii) the Audit Committee discussed with the independent auditors the matters required to be discussed by the Statements on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, (iii) the Audit Committee received the written disclosures and the letter from the independent auditors required by ISB Standard No.1, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3600T and has discussed with the auditors the auditors' independence, and (iv) the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company's Annual Report on Form 10-K for the past fiscal year.

Respectfully,

Members of the Audit Committee

Dugald A. Fletcher (Chairman)
W. Dillaway Ayres
G. Morgan Browne
James E. Roberts
Richard P. Shanley

Compensation Committee.  The Compensation Committee of the Board (the "Committee") annually reviews and approves corporate goals and objectives relevant to total compensation -- that is, changes in components of total compensation, including base salary and equity incentive plan compensation -- of the Chief Executive Officer and other executive officers, evaluates their performance against these goals and objectives, and, based on its evaluation, sets their total compensation. The Committee is composed entirely of Independent Directors, as defined in the 1940 Act and under the NASDAQ listing standards. The Committee also annually reviews benefits for all employees. The details of the processes and procedures involved in the establishment of executive compensation and benefits are described in the Compensation Discussion & Analysis ("CD&A") beginning on page 18. The Committee met four times and acted by unanimous written consent once in 2007.

The Company's full Board ultimately makes the final decisions regarding the Chief Compliance Officer's compensation as required by Rule 38a-1 under the 1940 Act and also approves grants under the Equity Incentive Plan made by the Committee.

The Compensation Committee Charter is available on the Company's website (http://www.tinytechvc.com/newsite/PDFs/Compensation.pdf).

Role of Compensation Consultants

In 2007, the Committee engaged Johnson Associates to advise it on relevant executive pay and related issues. Mr. Roberts, the Chairman of the Committee, Ms. Forman, in her role as Director of Human Resources, and Mr. Harris, our Chief Executive Officer, provided information to Johnson Associates regarding the role of each employee, our perceived competition and the Committee's goals with respect to compensation in general, and specifically the granting of long-term and short-term equity incentives. During 2007, Johnson Associates assisted the Committee by:

•	Reviewing the Company's competitive market data with respect to private venture capital firms, public companies with similar market capitalizations and compliance professionals;

•	Providing recommendations for the option awards granted to employees in 2007; and

•	Reviewing the CD&A.

Compensation Committee Interlocks and Insider Participation

There were no Compensation Committee interlocks or insider participation on the Committee in 2007.

All members of the Committee are independent directors and none of the members are present or past employees of the Company. No member of the Committee: (i) has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act; or (ii) is an executive officer of another entity, at which one of our executive officers serves on the board of directors.

Compensation Committee Report on Executive Compensation

Our Compensation Committee presents the following report:

The Committee has reviewed and discussed the CD&A with management and has recommended that the CD&A be included in this Proxy Statement.

Respectfully,

Members of the Compensation Committee

James E. Roberts (Chairman)
Dugald A. Fletcher
Charles E. Ramsey
Phillip A. Bauman

Nominating Committee. The Nominating Committee acts as an advisory committee to the Board by identifying individuals qualified to serve on the Board as directors and on committees of the Board, and to recommend that the Board select the Board nominees for the next annual meeting of shareholders. The Nominating Committee met once and did not act by unanimous written consent in 2007.

The Nominating Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Nominating Committee, a shareholder must submit the recommendation in writing and must include:

•	The name of the shareholder and evidence of the person's ownership of shares of the Company, including the number of shares owned and the length of time of ownership;

•
The name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of the Company and the person's consent to be named as a director if selected by the Nominating Committee and nominated by the Board; and

•	If requested by the Nominating committee, a completed and signed director's questionnaire.

The shareholder recommendation and information described above must be sent to the Company's Corporate Secretary, c/o Harris & Harris Group, Inc., 111 West 57th Street, Suite 1100, New York, New York 10019, and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company's most recent annual meeting of shareholders or, if the meeting has moved by more than 30 days, a reasonable amount of time before the meeting.

The Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board's oversight of the business and affairs of the Company and have a reputation for honest and ethical conduct. In addition, the Nominating Committee examines a candidate's specific experience and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Nominating Committee also seeks to have the Board represent a diversity of experience. We do not pay any third party a fee to assist in the process of identifying and evaluating candidates. The Nominating Committee evaluates all candidates for the Board based on the above qualifications, regardless of whether the candidate was nominated by an officer, Board member or shareholder.

The Nominating Committee operates pursuant to a written charter approved by our Board of Directors. The Nominating Committee Charter sets out the responsibilities, authority and duties of the Nominating Committee. The Nominating Committee Charter is available on our website (http://www.tinytechvc.com/newsite/PDFs/Nominating.pdf).

Valuation Committee. The Valuation Committee has the full power and authority of the Board in reviewing and approving the valuation of our securities for reporting purposes, pursuant to our Valuation Procedures that were established and approved by the Board of Directors. The Valuation Committee met six times and did not act by unanimous written consent in 2007.

Independent Directors Committee. The Independent Directors Committee has the responsibility of proposing corporate governance and long-term planning matters to the Board of Directors, overseeing compliance and making the required determinations pursuant to the 1940 Act. All of the Independent Directors are members of the committee. The Independent Directors Committee met four times and did not act by unanimous written consent in 2007.

Executive Officers

Our executive officers who are not nominees for directors are set forth below. Information relating to our executive officers who are nominees for directors is set forth under "Election of Directors – Nominees." Our executive officers are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified.

Daniel B. Wolfe. Mr. Wolfe, age 31, has served as Chief Financial Officer and as a Managing Director since January 2008, as Principal from January 2007 to January 2008, as Senior Associate from January 2006 to January 2007, and as Vice President from July 2004 to January 2008. He is a director of Phoenix Molecular Corporation, a privately held nanotechnology-enabled company in which we have an investment. Prior to joining us, he served as a consultant to Nanosys, Inc. (from 2002 to 2004), to CW Group (from 2001 to 2004) and to Bioscale, Inc. (from January 2004 to June 2004). From February 2000 to January 2002, he was the Co-founder and President of Scientific Venture Assessments, Inc., a provider of scientific analysis of prospective investments for venture capital placements and of scientific expertise to high-technology companies. He was graduated from Rice University (B.A., Chemistry), where his honors included the Zevi and Bertha Salsburg Memorial Award in Chemistry and the Presidential Honor Roll, and from Harvard University (A.M., Ph.D., Chemistry), where he was an NSF Predoctoral Fellow.

At our request, Mr. Wolfe was interim Chief Executive Officer of Evolved Nanomaterial Sciences, Inc. ("ENS"), one of our portfolio companies, from July 1, 2007 to September 28, 2007. ENS filed for Chapter 7 bankruptcy on September 30, 2007.

Alexei A. Andreev. Mr. Andreev, age 35, has served as an Executive Vice President and as a Managing Director since March 2005. From 2002 to March 2005, he was an Associate with Draper Fisher Jurvetson, a venture capital firm. In 2001, he was a Summer Associate with TLcom Capital Partners, a London-based venture capital fund backed by Morgan Stanley. From 1997 to 2000, he was an Associate at Renaissance Capital Group/Sputnik Funds, a venture capital fund in Moscow, Russia. Previously, he was a researcher at the Centre of Nanotechnology, Isan, in Troitsk, Russia. He is a director of CSwitch, Inc., of D-Wave Systems, Inc., and of Xradia, Inc., privately-held nanotechnology-enabled companies in which we have investments. He is a director of the American Business Association of Russian Expatriates. He was graduated with a B.S. with honors in Engineering/Material Sciences, with a Ph.D. in Solid State Physics from Moscow Steel and Alloys Institute and with an M.B.A. from the Stanford Graduate School of Business.

Michael A. Janse. Mr. Janse, age 39, has served as an Executive Vice President and as a Managing Director since April 2007. From January 2007 to April 2007 he was a Principal with ARCH Venture Partners and was an Associate from June 2002 to January 2007, following earlier roles as an intern and then consultant.  He concentrated on investment opportunities in advanced semiconductor products, nanotechnology, and novel materials. From 1995 to 2000, Mr. Janse worked in Motorola's Semiconductor Products Sector (now Freescale Semiconductor, Inc.) as a process engineer, and later marketed semiconductor components to manufacturers of personal computers and networking products. He is a director of Adesto Technologies Corp., of Innovalight, Inc., and of Nanomix, Inc., privately-held nanotechnology-enabled companies in which we have investments. He was graduated from Brigham Young University (B.S., Chemical Engineering) and The University of Chicago (M.B.A.).

Sandra Matrick Forman, Esq. Ms. Forman, age 41, has served as General Counsel, as Chief Compliance Officer and as Director of Human Resources since August 2004. From 2001 to 2004, she was an Associate at Skadden, Arps, Slate, Meagher & Flom LLP, in the Investment Management Group. From May to August 2000, she was a summer associate with Latham & Watkins LLP in its London office. From August to December 2000, she served as an intern in the office of the General Counsel, United States Department of Defense, Office of the Secretary of Defense. From June to August 1999, she served as an intern for the Honorable Ronald S. Lew, United States Federal District Court, Central District of California. She was graduated from New York University (B.A.), where her honors included National Journalism Honor Society, and from the University of California Los Angeles (J.D.), where her honors included Order of the Coif and membership on the Law Review. She is currently a member of the working group for the National Venture Capital Association model documents.

Misti Ushio. Ms. Ushio, age 36, has served as a Vice President and Associate since May 2007. From June 2006 to May 2007, Ms. Ushio was a Technology Licensing Officer at Columbia University. From May 1996 to May 2006, she was employed by Merck & Co., Inc., most recently as a Senior Research Biochemical Engineer with the Bioprocess R&D group. She was graduated from Johns Hopkins University (B.S., Chemical Engineering), Lehigh University (M.S., Chemical Engineering) and University College London (Ph.D., Biochemical Engineering).

Patricia N. Egan. Ms. Egan, age 33, has served as Chief Accounting Officer, as a Vice President and as Senior Controller since June 2005. From June 2005 to December 2005 and since August 2006, she served as an Assistant Secretary. She also serves as Chief Accounting Officer, as Treasurer and as Secretary of Harris & Harris Enterprises, Inc., a wholly owned subsidiary of the Company. From 1996 to 2005, she served as a Manager at PricewaterhouseCoopers LLP in its financial services group. She was graduated from Georgetown University (B.S., Accounting), where her honors included the Othmar F. Winkler Award for Excellence in Community Service. She is a Certified Public Accountant.

Mary P. Brady. Ms. Brady, age 46, has served as a Vice President, as Controller and as an Assistant Secretary since November 2005. From 2003 through 2005, she served as a senior accountant at Clarendon Insurance Company in its program accounting group. She served from 2000 to 2003 as a senior associate at PricewaterhouseCoopers LLP in its financial services group. She was graduated Summa Cum Laude from Lehman College (B.S., Accounting). She is a Certified Public Accountant.

Jennifer M. McGovern. Ms. McGovern, age 30, has served as an Assistant Vice President, Counsel and an Assistant Secretary from August 2007. From June 2006 to August 2006, she worked as a law clerk at Luskin, Stern & Eisler LLP. From January 2006 to April 2006, she was an intern in the Office of the General Counsel, New York Stock Exchange. From July 1999 to June 2004, she worked at BlackRock, Inc., first as an Analyst, and then as an Associate, in the Private Client Group. She was graduated from Columbia University (B.A., Art History, Economics), and from Brooklyn Law School (J.D.), cum laude, where she was the Managing Editor of the Brooklyn Journal of International Law and a member of the Moot Court Honor Society.

Susan T. Harris. Ms. Harris, age 63, has served as our Secretary since July 2001. From July 1999 to July 2003, she was employed by Harris & Harris Enterprises, Inc., our wholly owned subsidiary, working primarily in financial public relations. From July 2001 to July 2003, she served as Secretary and Treasurer of Harris & Harris Enterprises, Inc. Since 1972, she has been an investor relations consultant, operating as a sole proprietor prior to 1999, and again from July 2003 to the present. She was graduated from Wellesley College (B.A., Economics). Ms. Harris's husband serves as the Chairman, Chief Executive Officer and as a Managing Director of the Company.

Related Party Transactions

In the ordinary course of business, the Company enters into transactions with portfolio companies that may be considered related party transactions. Other than these transactions, for the fiscal year ended December 31, 2007, there were no transactions, or proposed transactions, in which the registrant was or is a participant in which any related person had or will have a direct or indirect material interest.

In order to ensure that the Company does not engage in any prohibited transactions with any persons affiliated with the Company, the Company has implemented procedures, which are set forth in the Company's Compliance Manual. Our Audit Committee must review in advance any "related party" transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which such related party had, or will have, a direct or indirect material interest. The Board of Directors reviews these procedures on an annual basis.

In addition, the Company's Code of Conduct for Directors and Employees ("Code of Conduct"), which is signed by all employees and directors on an annual basis, requires that all employees and directors avoid any conflict, or the appearance of a conflict, between an individual's personal interests and the interests of the Company. Pursuant to the Code of Conduct, each employee and director must disclose any conflicts of interest, or actions or relationships that might give rise to a conflict, to the Chief Compliance Officer. The Independent Directors Committee is charged with monitoring and making recommendations to the Board of Directors regarding policies and practices relating to corporate governance. If there were any actions or relationships that might give rise to a conflict of interest, such actions or relationships would be reviewed and approved by the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10 percent of our common stock, to file reports (including a year-end report) of ownership and changes in ownership with the SEC and to furnish the Company with copies of all reports filed.

Based solely on a review of the forms furnished to us, or written representations from certain reporting persons, we believe that all persons who were subject to Section 16(a) in 2007 complied with the filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Overview

This Compensation Discussion & Analysis ("CD&A") describes the material elements of compensation awarded to, earned by, or paid to our principal executive officer, principal financial officer and the three most highly paid executive officers (other than the principal executive officer and the principal financial officer) serving as such at the end of 2007 (the "named executive officers"), who are:

• Charles E. Harris, our Chairman, Chief Executive Officer and a Managing Director;
• Douglas W. Jamison, our President, Chief Operating Officer, Chief Financial Officer (in 2007) and a Managing Director;
• Alexei A. Andreev, an Executive Vice President and a Managing Director;
• Michael A. Janse, an Executive Vice President and a Managing Director; and
• Sandra M. Forman, our General Counsel, Chief Compliance Officer and Director of Human Resources.

This CD&A focuses on the information contained in the following tables and related footnotes and narrative for primarily the last completed fiscal year, and we also describe compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation for the last completed fiscal year. Pursuant to our Compensation Committee's written charter, the Committee oversees the design and administration of our executive compensation program. The Committee ensures that the total compensation paid to our executive officers is fair, reasonable and competitive.

Compensation Program Objectives and Philosophy

In General. The objectives of the Company's compensation program are to:

•	attract, motivate and retain employees by providing market-competitive compensation while preserving company resources;
•	maintain our leadership position as a venture capital firm specializing in tiny technology, especially nanotechnology; and
•	align management's interests with shareholders' interests.

To achieve the above objectives, the Committee has designed a total compensation program in 2007 for our executive officers and all 12 of our permanent, full-time employees that is composed of a base salary and equity awards in the form of stock options. The Committee believes that the equity component of compensation is a crucial component of our compensation package. Shorter-term and longer-term vesting stock options are utilized for shorter-term and longer-term incentive, and to make the Company's compensation program more competitive, particularly with compensation programs of private partnerships that, unlike the Company, are able to award carried interests taxable as long-term gains and to permit co-investments in deals. Such private partnerships also are more easily able to pay cash bonuses because they do not have the expenses associated with being publicly traded. Our executive compensation programs and related data are reviewed throughout the year and on an annual basis by the Committee to determine if the compensation program is providing its intended results.

The Committee believes that retention is especially important for a company of our size (12 permanent employees) and the specialized nature of our business. Our employees have been selected and trained to support our focus on investment in tiny-technology companies and our specialized regulation and administration as a business development company. Our tiny-technology focus requires highly specialized scientific knowledge. There are relatively few individuals who have both such scientific knowledge and venture capital experience. Additionally, our business development company structure requires specialized management, administrative, legal and financial knowledge of our specific regulatory regime. Because there are very few business development companies, it would be difficult to find replacements for certain executive, legal and financial positions.

Competitive Market. For our investment-team members, the competition for retention and recruitment is primarily private venture capital firms, hedge funds and, to a lesser extent, investment banking firms. Such a fund commonly pays at least 20 percent of the profits (including capital gains), or carried interest, of each newly-raised fund to the management firm, which awards interests to its partners and employees. For our legal and accounting professionals, in addition to the foregoing, the competition is other public companies without regard to industry, asset management companies and legal and accounting firms. The Company does not have a readily identifiable peer group, because most business development companies are not early-stage venture-capital companies, and most other early-stage venture-capital companies are not publicly traded. Thus, we do not emphasize the use of peer comparison groups in the design of our compensation program. We do utilize compensation comparables, on an individual basis, to the extent that they seem appropriately analogous, as provided to the Committee by an independent compensation consultant, as one factor in determining compensation.

Compensation Process. On an annual basis, the Committee reviews and approves each element of compensation for each of our executive officers, taking into consideration the recommendation of our Chief Executive Officer (for compensation other than his own, which is subject to his employment agreement as discussed below) in the context of the Committee's compensation philosophy, to ensure that the total compensation program and the weight of each of its elements meets the overall objectives discussed above. For the Chief Compliance Officer, the Committee recommends her compensation to the full Board, for approval by at least a majority of the non-interested directors (as defined in Section 2(a)(19) of the 1940 Act).

In 2007, an independent compensation consultant, Johnson & Associates, supplied the Committee with market data on all officers' positions. The information provided for 2007-2008 was for private-equity firms, venture capital firms and broad investment management firms, and was adjusted to reflect compensation for a venture capital firm with $100 - $200 million in assets under management. Data was also provided for public companies with comparable market capitalizations. Further data was provided for 1940 Act compliance personnel (collectively, the "Identified Group"). The independent consultant did not identify the names of companies included in the Indentified Group. The Committee considers recommendations from the Chief Executive Officer regarding salaries, along with factors such as individual performance, current and potential impact on Company performance, reputation, skills and experience. When determining compensation, the Committee considers the importance of retaining certain key officers whose replacement would be challenging owing to the Company's status as a 1940 Act company and owing to its tiny-technology specialty. The Committee also considers the highly specialized nature of certain positions in determining overall compensation.

When addressing executive compensation matters, the Committee generally meets outside the presence of all executive officers except our Chief Executive Officer and our General Counsel, each of whom leaves the meeting when his/her compensation is reviewed.

Regulatory Considerations. The 1940 Act permits business development companies to either pay out up to 20 percent of net income after taxes through the implementation of a profit-sharing plan or issue up to 20 percent of shares issued and outstanding through implementation of a stock-option plan. The exercise price of stock options may not be less than the current market value at the date of issuance of the options.

We have applied for exemptive relief from the SEC permitting us to issue restricted stock pursuant to the Harris & Harris Group, Inc. 2006 Equity Incentive Plan (the "Stock Plan") to employees and to permit non-employee directors to participate in the Stock Plan. Until such time as we receive such exemptive relief and such provisions are approved by shareholders, we will not issue any shares of restricted stock and our non-employee directors will not participate in the Stock Plan.

The Company has been informed that the SEC has commenced its review of the exemptive application, and we have received and responded to formal written comments. We cannot, however, evaluate whether or when an order regarding our application for the relief requested may be granted.

We have also designed our Stock Plan with the intention that awards made thereunder generally will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), but we reserve the right to pay amounts thereunder that do not qualify as such performance-based compensation if we determine such payments to be appropriate in light of our compensation objectives from time to time. Section 162(m) of the Code disallows a tax deduction to publicly held companies for compensation paid to their chief executive officer or any of their three other most highly compensated executive officers and chief financial officer, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. However, if compensation qualifies as performance-based, the limitation does not apply.

Our status as a regulated investment company under Subchapter M of the Code makes the deductibility of our compensation arrangements a much less important factor for the Committee to consider than it would be if we were an operating company. Under Subchapter M, the Company cannot deduct operating expenses from its long-term capital gains, which are its most significant form of income. The Company presently has more operating expenses than it can deduct for tax purposes, even before equity compensation.

Compensation Components

The principal elements of our executive compensation program for 2007 are base salary, equity and other benefits and perquisites. The Committee believes that each element is essential to achieve the Company's objectives as set forth above. The Committee is mindful of keeping cash compensation expenses at as low a level of total operating expenses as is consistent with maintaining the Company's competitiveness versus private venture capital funds while meeting the expenses of complying with the regulatory requirements of a publicly traded company. Therefore, the equity component of compensation is key to keeping overall compensation competitive, while making prudent use of the Company's resources.

Base Salaries. We recognize the need to pay our named executive officers, and other employees, a competitive annual base salary. We review base salaries for our named executive officers annually. In 2007, the Committee compared salary ranges for all executive officers against the Identified Group. Base salaries are generally adjusted annually for inflation and also based on changes in the marketplace and an executive's individual performance, salary position among peers, career growth potential and/or a change in responsibilities. Other than Mr. Harris, whose salary was set pursuant to his employment agreement as described below, all of the named executive officers are paid the same base salary.

Effective January 1, 2007, the base salary of Sandra M. Forman, our General Counsel, Chief Compliance Officer and Director of Human Resources, was increased from $215,000 in 2006 to $267,403 in 2007, to remain market competitive for her services and to put her base salary on parity with our Managing Directors.

All other named executive officers received cost of living adjustments in 2007. There presently are no contemplated increases in base salary for any of the named executive officers in 2008 other than cost-of-living adjustments.

Equity Incentive Awards.

In General

Commencing in 2006, we have provided the opportunity for our named executive officers and other employees to earn longer-term and shorter-term equity incentive awards. Equity incentive awards in the form of options potentially generate cash for the Company that can be used for portfolio company investments and for working capital.

Longer-Term Equity Incentive Awards

The longer-term equity incentive awards provide employees with the incentive to stay with us for longer periods of time, which in turn provides us with greater stability. Longer-term equity incentive awards are meant to substitute for carried interest that our investment professionals would receive were they employed by private-sector venture capital firms, which typically pay at least 20 percent of profits before any taxes, and that carried interest is usually in the form of long-term capital gains, not ordinary income. The Committee believes that strategically timed awards of restricted stock are also important to ensuring the retention, stability and desired succession of executive talent, but the Company is not permitted to grant awards of restricted stock unless the Company receives an exemptive order from the SEC to do so. On July 11, 2006, we filed an application with the SEC to obtain such exemptive relief (as described above) and on June 29, 2007, the Company responded to comments from the SEC on the application. If we receive the exemptive relief, the Committee will not grant any awards of restricted stock unless the amended Stock Plan is approved by shareholders, and such awards would be longer term.

Shorter-Term Equity Incentive Awards

Shorter-term equity incentive awards help to motivate employees in the short term, as we generally do not pay annual cash bonuses. Without cash bonuses or cash retained through the exercise and sale of shorter-term options, the Committee's independent compensation consultant has advised that certain key positions are not competitive when compared with the Identified Group. Shorter-term equity incentive awards also permit each executive officer to increase his/her ownership in Company stock, pursuant to minimum share ownership guidelines established by our Board. Shorter-term vesting periods also have the potential of generating cash for the company in the short term, through the purchase of stock in the course of the exercise of options, that can be used for making venture-capital investments and for working capital.

If the named executive officers, exclusive of Mr. Harris, as he is scheduled to retire on December 31, 2008, do not receive sufficient cash from the exercise and sale of stock options in a year to provide market-competitive total compensation, as determined by the Committee, based on advice from the independent compensation consultant, the Committee will pay the named executive officers cash bonuses. No such discretion was exercised in 2007. The Committee believes that retention of key employees is crucial because of the specialized nature of our business as described more fully below. Additionally, the Committee has considered that, owing to the scheduled retirement of Mr. Harris, the importance of retaining the other team members has increased.

Awards Under the Stock Plan

In accordance with the Stock Plan, which was approved by shareholders at the 2006 Annual Meeting of Shareholders, the Committee can issue options from time to time for up to 20 percent of the total shares of stock issued and outstanding. Thus, the number of shares of stock able to be reserved for the grant of awards under the Stock Plan will automatically increase (or decrease) with each increase (or decrease) in the number of shares of stock issued and outstanding. The Board intends to increase the number of shares reserved for stock option grants (currently 4,662,915) from time to time as the number of outstanding shares increases. The Committee may grant awards under the Stock Plan to the full extent permitted at the time of each grant in order to compete with private equity firms by retaining the specially qualified and trained personnel that have been carefully recruited and developed for the Company's specialized business. Because our primary competitors are organized as private partnerships, they do not have the overhead of a publicly traded company. As a consequence, unlike the Company, they can afford for cash compensation to be a larger percentage of their total expenses. Unlike us, they are not prohibited from paying out at least 20 percent of their profits to key employees, primarily in the form of long-term capital gains. They also, unlike us, are permitted to grant their employees co-investment rights.

Under the Stock Plan, no more than 25 percent of the shares of stock reserved for the grant of the awards under the Stock Plan may be restricted stock awards at any time during the term of the Stock Plan. If any shares of restricted stock are awarded, such awards will reduce on a percentage basis the total number of shares of stock for which options may be awarded. If we do not receive exemptive relief from the SEC to issue restricted stock, all shares granted under the Stock Plan may be subject to stock options. If we were to receive such exemptive relief and were to issue the full 25 percent of the shares of stock reserved for grant under the Stock Plan as restricted stock, no more than 75 percent of the shares granted under the Stock Plan could be subject to stock options. No more than 1,000,000 shares of our common stock may be made subject to awards under the Stock Plan to any individual in any year.

On June 27, 2007, the Committee and the full Board of Directors approved individual stock-option awards for certain officers and employees of the Company. The terms and conditions of the stock options granted were set forth in award agreements between the Company and each award recipient. A total of 1,700,609 stock options were granted with vesting dates ranging from December 2007 to June 2014, with an exercise price of $11.11, which was the closing volume weighted average price on the date of the grant. Upon exercise, the shares will be issued from our previously authorized but unissued shares.

The Committee has generally granted the same number of stock options to each of the Managing Directors, with the exception of Mr. Harris as discussed below. Additionally, in 2007, the Committee granted an additional 50,000 options to Mr. Jamison in anticipation of his growing role in the Company as the successor to Mr. Harris as Chief Executive Officer in 2009 upon Mr. Harris's retirement. In 2007, Mr. Janse received an additional 429,128 options to give him an equivalent number of options to Mr. Andreev.

The number of options per employee and the vesting and expiration dates were originally proposed by the independent consultant after conversations with the Chairman of the Committee and input from the Chief Executive Officer (with respect to options other than his own). All awards granted to executive officers vest subject to continued employment with the Company through each applicable vesting date, except for certain retirees. All stock-option awards to officers will be subject to stock-retention guidelines (as described below on page 27).

In 2006 and 2007, new grants were planned in advance of, and in anticipation of, the expiration of prior grants. Commencing in 2008, the Committee may give quarterly, rather than annual, grants to executive officers. The Committee believes that giving four smaller grants quarterly, rather than one annual grant, will more closely align employees' interests with those of shareholders. We do not time stock option grants in coordination with the release of material, non-public information, nor do we time the release of material, non-public information for the purpose of affecting the value of executive compensation.

Option grants in 2007 were not subject to performance goals. Other than stock options being tied to stock price, no other items of corporate performance were taken into account at the time of grant, because of the difficulty of determining annual performance metrics. Business development companies like us do not report earnings per share; moreover, write-downs and write-offs of investments are an expected part of our risk-seeking strategy, and it is not uncommon for even our most successful investments to take years to come to fruition. The Committee may create performance goals for the vesting of restricted stock (subject to receipt of an exemptive order). If performance goals are used in the future, the Board will have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

Generally, the Committee is made aware of the tax and accounting treatment of various compensation alternatives. SFAS 123(R) requires us to record the fair value of equity awards on the date of grant as a component of equity. We account for the Stock Plan in accordance with the provisions of SFAS No. 123(R), "Share-Based Payment," which requires that we determine the fair value of all share-based payments to employees, including the fair value of grants of employee stock options, and record these amounts as an expense in the Statement of Operations over the vesting period with a corresponding increase to our additional paid-in capital. The increase to our operating expenses is offset by the increase to our additional paid-in capital, resulting in no net impact to our net asset value. Thus, the granting of options is expected to have no net impact on our net asset value. If and when the options are exercised, the net asset value per share will be decreased if the net asset value per share at the time of exercise is higher than the exercise price, and increased if the net asset value per share at the time of exercise is lower than the exercise price. As a result, although we consider the accounting treatment of granting options, we do not consider the accounting treatment to be a dominant factor in the form and/or design of awards.

Additionally, we do not record tax benefits associated with expensing of stock options, because we intend to qualify as a RIC under Subchapter M of the Code. As a RIC, we cannot use all of our existing operating expenses for tax purposes.

10b5-1 Plans

We have established a policy of permitting our officers to enter into trading plans to sell shares of our common stock in accordance with Rule 10b5-1 of the Securities Act of 1934. The policy allows our participating officers to adopt a pre-arranged stock trading plan to buy or sell pre-determined amounts of our common stock over a period of time. This policy was established in recognition of the liquidity and diversification objectives of our officers, including enabling our officers to sell certain shares of our common stock (such as some of the shares of our common stock they acquire upon exercise of stock options, to pay for the exercise of options, to provide for taxes triggered by the exercise of options and to generate cash from the exercise of options).

Benefits and Perquisites. We provide the opportunity for our named executive officers and other full-time employees to receive certain perquisites and general health and welfare benefits, discussed more fully below, which consist of life- and health-insurance benefits, reimbursement for certain medical expenses and gym-membership fees. We also offer participation in our defined contribution 401(k) plan. For the year ended December 31, 2007, the Committee approved a 401(k) plan match of 100 percent of employee contributions. Except as provided in our employment agreement with Mr. Harris, our executive officers generally receive the same benefits and perquisites as our full-time administrative employees.

Profit Sharing. Prior to the adoption of the Stock Plan, the Company maintained the Amended and Restated Harris & Harris Group, Inc. Employee Profit-Sharing Plan (the "2002 Plan"). Under the 2002 Plan, approximately 90 percent of the amount determined as "qualifying income" was paid out to participants pursuant to distribution percentages determined by the Committee. The remaining payment was paid out after we finalized our tax returns for each plan year. Effective May 4, 2006, the 2002 Plan was terminated. On January 31, 2007, a final profit sharing award of $261,661 was paid to certain participants related to the 2005 plan year after finalization of our tax returns for 2005. Please see the "Non-Equity Incentive Plan Compensation" column and accompanying footnote in the 2007 Summary Compensation Table for more information about profit sharing awards.

Internal Pay Equity. In 2007, the Committee discussed the internal pay equity of the named executive officers. The Committee noted that Mr. Harris's compensation is appropriate based on the unique qualifications and skills required for the Chief Executive Officer position in our Company and his role as Founder. The Committee further noted that our investment professionals work together as a team rather than as a collection of individuals, which was the basis for the Committee's decision to pay all Managing Directors (except for Mr. Harris) identically. The Committee believes that, on a small team, all members must pull their full weight. Accordingly, the Committee believes that the team approach to compensation promotes teamwork among the Managing Directors. The Committee also noted that Ms. Forman's base salary was on parity with the Managing Directors to make her compensation competitive based on her 1940 Act specialty and her management role in the Company as General Counsel, Chief Compliance Officer and Director of Human Resources. The Committee further noted that the Managing Directors should receive more stock options than other employees based on their income-generating role and to keep their total compensation competitive with private venture-capital firms.

Compensation of our Chief Executive Officer

The Committee reviews all elements of the compensation of Charles E. Harris, our Chairman, Chief Executive Officer and a Managing Director, on an annual basis and then makes a determination about his compensation without his presence, subject to his employment agreement.

Pursuant to that agreement, as most recently amended as of August 2, 2007 (the "Employment Agreement"), during the period of employment, Mr. Harris is to receive compensation in the form of base salary, with automatic yearly adjustments to reflect inflation, which amounted to a minimum required base salary of $246,651 for 2006. In addition, the Board may increase such salary, and subsequently decrease it, but not below the level provided for by the automatic adjustments described above. Mr. Harris's base salary for 2006 was increased to $300,000 (thereby also increasing his SERP benefit as described below) in part in recognition of a 74 percent decrease in Mr. Harris's profit-sharing allocation in recent years in order to provide additional profit sharing to other employees. This was the first salary increase for Mr. Harris, other than cost-of-living adjustments, since 1994. Mr. Harris's base salary for 2007 and 2008 was increased to $306,187 and $314,623, respectively, based on cost-of-living adjustments.

In 2007, the Committee granted to Mr. Harris the following stock options:

	Expiration Date	Year of Vesting		Exercise
	of Options	2007	2008	Price
9 Yr NQSO (vest 50% on 12/27/07, 50% vest of 12/27/08)	6/26/2016	120,491	120,490	$11.11

The amount of options granted to Mr. Harris was based on creating long-term incentives for Mr. Harris with respect to strategy and investment, balance sheet, personnel and lease decisions despite his scheduled retirement, in recognition of his role as Founder of the Company, and as an incentive for him to sign upon his retirement a three-year non-compete agreement covering the period after his retirement.

Under his employment agreement, Mr. Harris is entitled to participate in all compensation and employee benefit plans or programs, and to receive all benefits, perquisites, and emoluments, for which salaried employees are eligible. Under the Employment Agreement, we furnish Mr. Harris with certain perquisites, which include a company car, health-club membership, personal trainer, membership in certain social or country clubs, a reimbursement for an annual physical examination and up to a $5,000 annual reimbursement, adjusted for inflation, over the period of the agreement, for personal financial or tax advice.

The Employment Agreement also provides Mr. Harris with life insurance for the benefit of his designated beneficiary in the amount of at least $2,000,000; provides reimbursement for uninsured medical expenses, not to exceed $10,000 per annum, adjusted for inflation, over the period of the agreement; provides Mr. Harris and his spouse with long-term care insurance; and provides Mr. Harris with disability insurance providing for continuation of 100 percent of his base salary for a specified period. These benefits are for the term of the Employment Agreement. The Employment Agreement provides that the term of Mr. Harris's employment may not be extended beyond December 31, 2008, unless a committee of the Board consisting of non-interested Directors extends the date by one year pursuant to the Executive Mandatory Retirement Benefit Plan, and Mr. Harris agrees to serve beyond December 31, 2008.

Mr. Harris's Employment Agreement also provides for a supplemental executive retirement plan (the "SERP") and a severance compensation agreement for his benefit. See "2007 Non-Qualified Deferred Compensation" below for more information about the SERP. For more information about Mr. Harris's severance compensation, please see "Potential Payments upon Termination or Change in Control" below.

The Committee determined that the Employment Agreement, the severance compensation agreement and the awards made to Mr. Harris in 2007 pursuant to the Stock Plan are appropriate based on the unique qualifications and skills required for the Chief Executive Officer position in our Company. Our Chief Executive Officer must have expertise in managing a public company, managing a business development company and managing a venture-capital company. He must also have knowledge of tiny technology, particularly nanotechnology, have stature within both the nanotechnology community and the venture-capital community and have relationships with the investment banking community.

Share Ownership Guidelines

Our Board of Directors has established a retained stock-ownership policy for our officers. Pursuant to the policy, each executive officer is expected to own at least 25 percent of the net shares (after sales of stock to cover the purchase price and taxes triggered by the exercise of options) that he or she purchases in a calendar year through the exercise of options covering up to $75,000 of underlying stock based on current market value on the day of each transaction. Each executive officer must then retain at least 50 percent of the net shares (after sales of stock to cover the purchase price and taxes triggered by the exercise of options) above $75,000 until his or her purchases reach the following share ownership levels:

Ownership Level

Managing Directors (including CEO)	$4,500,000
Other Deal Team Members (including General Counsel)	$2,500,000
Other Officers	1 X Base Salary

After reaching the above ownership levels, each executive officer is expected to retain 25 percent of the net shares (after sales of stock to cover the purchase price and taxes triggered by the exercise of options) that he or she purchases in any calendar year through the exercise of options. The policy aligns the interests of our officers and directors with the interests of shareholders. Our Chief Executive Officer currently exceeds the guidelines. Other executive officers are working toward the ownership levels as stock options are exercised.

Remuneration of Named Executive Officers

2007 Summary Compensation Table

The following table sets forth a summary for the years ended December 31, 2007, and December 31, 2006, of the cash and non-cash compensation paid to our named executive officers. The primary elements of each named executive officer's total compensation reported in the table are base salary and equity incentives consisting of stock options. The Summary Compensation Table should be read in conjunction with the CD&A and the other tables and narrative descriptions that follow.

Name and Principal Position	Year	Salary ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Nonqualified Compensation Earnings(3) ($)	All Other Compensation ($)(4)(6)(7)	Total ($)
Charles E. Harris Chairman of the Board, Chief Executive Officer, Managing Director(5)	2007 2006	306,187 300,000	3,374,224 2,034,482	0 29,067	42,063 54,692	418,479 405,628	4,140,953 2,823,869
Douglas W. Jamison President, Chief Operating Officer, Chief Financial Officer (2007), Managing Director, Former Vice President	2007 2006	267,403 262,000	953,931 668,677	0 3,957	0 —	15,500 15,000	1,236,834 949,634
Alexei A. Andreev Managing Director, Executive Vice President	2007 2006	267,403 262,000	897,250 668,677	0 0	— —	15,500 15,000	1,180,153 945,677
Michael A. Janse Managing Director, Executive Vice President(8)	2007 2006	184,211 —	873,201 —	0 —	— —	45,500 —	1,102,912 —
Sandra M. Forman, Esq. General Counsel, Chief Compliance Officer, Director of Human Resources	2007 2006	267,403 215,000	559,229 381,595	0 1,580	— —	15,500 15,000	842,132 613,175

(1)
The figures in this column do not represent amounts actually paid to the named executive officers, but represent the aggregate dollar amount of compensation cost recognized by us in 2007 under FAS 123(R) for options granted in 2007 and prior years. We use the Black-Scholes model to calculate compensation cost under FAS 123(R). You may find more information about the assumptions we use in the Black-Scholes model under "Fair Valuation of Option Awards."

(2)
These amounts represent the actual amounts earned as a result of realized gains during the year ended December 31, 2005, and paid out in 2006 and 2007, under the Harris & Harris Group Employee Profit-Sharing Plan. These 2006 amounts are in addition to the $1,107,088 for Mr. Harris, $165,308 for Mr. Jamison, and $62,685 for Ms. Forman reported in the 2005 proxy and were determined in 2006 based on the finalization of our 2005 tax returns.

(3)	Represents increase in pension obligation. There were no preferential or above market earnings on Mr. Harris's deferred compensation.

(4)
The amounts reported for Mr. Harris for 2007 represent actual amounts of benefits paid or payable including personal use of an automobile totaling $10,252, membership in a private club totaling $11,026, membership in a health club and use of a trainer totaling $19,333, medical care reimbursement, consultation with a financial planner totaling $21,505, long-term disability insurance, group term-life insurance, long-term care insurance for him and his wife and $20,500 in employer contributions to the Harris & Harris Group, Inc. 401(k) Plan. It also includes the employer contribution to his SERP totaling $306,187.

(5)	In 2007 and 2006, Mr. Harris's wife received compensation of $25,000 and $21,000, respectively for serving as our Secretary.

(6)	The amounts reported for Mr. Janse for 2007 represent qualified moving expenses paid totaling $30,000 and $15,500 in employer contributions to the Harris & Harris Group 401(k) Plan.

(7)
Except for Mr. Harris (see footnote 4 above), and Mr. Janse (see footnote 6 above), amounts reported for 2007 represent our contributions on behalf of the named executive to the Harris & Harris Group, Inc. 401(k) Plan. The named executive did not earn any other compensation reportable in this column that met the threshold reporting requirements

(8)	Mr. Janse joined the Company in April 2007.

Fair Valuation of Option Awards

We account for the Stock Plan in accordance with the provisions of SFAS No. 123(R), "Share-Based Payment," which requires that we determine the fair value of all share-based payments to employees, including the fair value of grants of employee stock options, and record these amounts as an expense in the Statement of Operations over the vesting period with a corresponding increase to our additional paid-in capital. The increase to our operating expenses is offset by the increase to our additional paid-in capital, resulting in no net impact to our net asset value. Additionally, we do not record the tax benefits associated with the expensing of stock options, because we currently intend to qualify as a RIC under Subchapter M of the Code.

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option pricing model as permitted by SFAS No. 123(R). The stock options were awarded in five different grant types, each with different contractual terms. The assumptions used in the calculation of fair value using the Black-Scholes model for each contract term for grants in 2007 were as follows:

		Number	Expected	Expected	Expected	Risk-free	Fair
	Contractual	of Options	Term	Volatility	Dividend	Interest	Value
Type of Award	Term	Granted	in Yrs	Factor	Yield	Rate	Per Share

Non-qualified stock options	1.5 Years	380,000	1	42.6%	0%	4.93%	$2.11

Non-qualified stock options	2.5 Years	600,540	2	40.1%	0%	4.91%	$2.92

Non-qualified stock options	3.5 Years	338,403	3	44.7%	0%	4.93%	$3.94

Non-qualified stock options	9 Years	381,666	Ranging from 4.75- 6.28	Ranging from 57.8% to 59.9%	0%	Ranging from 4.97% to 5.01%	Ranging from $5.92 to $6.85

Total		1,700,609

An option's expected term is the estimated period between the grant date and the exercise date of the option. As the expected-term period increases, the fair value of the option and the compensation cost will also increase. The expected-term assumption is generally calculated using historical stock option exercise data. The Company does not have historical exercise data to develop such an assumption. In cases where companies do not have historical data and where the options meet certain criteria, SEC Staff Accounting Bulletin 107 ("SAB 107") provides the use of a simplified expected-term calculation. Accordingly, the Company calculated the expected terms using the SAB 107 simplified method.

Expected volatility is the measure of how the stock's price is expected to fluctuate over a period of time. An increase in the expected volatility assumption yields a higher fair value of the stock option. Expected volatility factors for the stock options were based on the historical fluctuations in the Company's stock price over a period commensurate with the expected term of the option, adjusted for stock splits and dividends.

The expected-dividend yield assumption is traditionally calculated based on a company's historical dividend yield. An increase to the expected-dividend yield results in a decrease in the fair value of the option and resulting compensation cost. Although the Company has declared deemed dividends in previous years, most recently in 2005, the amounts and timing of any future dividends cannot be reasonably estimated. Therefore, for purposes of calculating fair value, the Company has assumed an expected-dividend yield of 0 percent.

The risk-free interest rate assumptions are based on the annual yield on the measurement date of a zero-coupon U.S Treasury bond, the maturity of which equals the option's expected term. Higher assumed interest rates yield higher fair values.

2007 Grants of Plan-Based Awards

The following table presents information regarding the equity incentive awards granted to the named executive officers during the fiscal year ended December 31, 2007.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards* ($/Sh)	Closing Price on Grant Date ($)	Grant Date Fair Value of Stock and Option Awards
Charles E. Harris	June 27, 2007	N/A	240,981	$11.11	$11.15	$1,460,345
Douglas W. Jamison	June 27, 2007	N/A	250,000	$11.11	$11.15	$785,737
Alexei A. Andreev	June 27, 2007	N/A	200,000	$11.11	$11.15	$628,590
Michael A. Janse	June 27, 2007	N/A	629,128	$11.11	$11.15	$2,038,717
Sandra M. Forman	June 27, 2007	N/A	135,000	$11.11	$11.15	$420,312

*Equals the closing volume weighted average price on the date of grant.

2007 Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by each of the named executive officers as of December 31, 2007.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date
Charles E. Harris	8,820 451,530 20,000 0 120,491	9,891(1) 230,000(1) 0 26,666(2) 120,490(3)	$ $ $ $ $	10.11 10.11 10.11 10.11 11.11	June 26, 2016 June 26, 2016 June 26, 2008 June 26, 2009 June 26, 2016
Douglas W. Jamison	8,647 138,200 53,334 47,500 0 0	69,237(4) 0 106,666(2) 0 110,135(3) 92,365(5)	$ $ $ $ $ $	10.11 10.11 10.11 11.11 11.11 11.11	June 26, 2016 June 26, 2008 June 26, 2009 Dec. 27, 2008 Dec. 27, 2009 Dec. 27, 2010
Alexei A. Andreev	12,735 157,359 53,334 38,000 0 0	69,237(4) 0 106,666(2) 0 88,108(3) 73,892(5)	$ $ $ $ $ $	10.11 10.11 10.11 11.11 11.11 11.11	June 26, 2016 June 26, 2008 June 26, 2009 Dec. 27, 2008 Dec. 27, 2009 Dec. 27, 2010
Michael A. Janse	9,891 228,000 0 0	69,237(6) 0 248,108(3) 73,892(5)	$ $ $ $	11.11 11.11 11.11 11.11	June 26, 2016 Dec. 27, 2008 Dec. 27, 2009 Dec. 27, 2010
Sandra M. Forman	12,600 55,000 25,000 26,600 0 0	69,237(4) 0 50,000(2) 0 61,676(3) 46,724(5)	$ $ $ $ $ $	10.11 10.11 10.11 11.11 11.11 11.11	June 26, 2016 June 26, 2008 June 26, 2009 Dec. 27, 2008 Dec. 27, 2009 Dec. 27, 2010

(1)	Options vest 100 percent on June 26, 2008.
(2)	Options vest in two equal installments on June 26, 2008, and December 26, 2008.
(3)	Options vest 100 percent on December 27, 2008.
(4)	Options vest in seven equal installments on June 26, 2008, June 26, 2009, June 26, 2010, June 26, 2011, June 26, 2012, June 26, 2013, and June 26, 2014.
(5)	Options vest 100 percent on December 27, 2009.
(6)	Options vest in seven equal installments on June 27, 2008, June 27, 2009, June 27, 2010, June 27, 2011, June 27, 2012, June 27, 2013, and June 27, 2014.

2007 Option Exercises and Stock Vested

The following table presents information regarding the exercises of stock options by named executive officers for the fiscal year ended December 31, 2007.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Charles E. Harris	192,466	244,291
Douglas W. Jamison	199,048	359,391
Alexei A. Andreev	185,040	343,632
Michael A. Janse	0	0
Sandra M. Forman	121,834	210,136

2007 Pension Benefits

The following table presents information about the pension benefits attributable to the named executive officers as of December 31, 2007, and any pension benefit payments to them during 2007.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Charles E. Harris	Executive Mandatory Retirement Plan	24	147,302	0
Douglas W. Jamison	Executive Mandatory Retirement Plan	3	0	0

The present value of accumulated benefits amount reported in the table above was calculated pursuant to FAS 87, "Employers' Accounting for Pensions" and FAS 158, "Employers' Accounting for Pensions and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)." Several statistical and other factors that attempt to anticipate future events are used in calculating the expense and liability values related to our pension plan. These factors include a discount rate assumption of 5.75 percent and use of the 94GAM mortality table. The calculation also assumes that the benefit is earned uniformly over the employees' careers. Any benefit attributable to service prior to the effective date of the plan is amortized over each person's future working lifetime.

Executive Mandatory Retirement Benefit Plan

On March 20, 2003, in order to begin planning for eventual management succession, the Board of Directors voted to establish the Executive Mandatory Retirement Benefit Plan for individuals who are employed by us in a bona fide executive or high policy-making position. The plan was amended and restated effective January 1, 2005, to comply with certain provisions of the Internal Revenue Code. There are currently four individuals that qualify under the plan: Charles E. Harris, the Chairman and Chief Executive Officer, Douglas W. Jamison, the President and Chief Operating Officer, Daniel B. Wolfe, the Chief Financial Officer, and Mel P. Melsheimer, the former President, Chief Operating Officer and Chief Financial Officer. Under this plan, mandatory retirement takes place effective December 31 of the year in which the eligible individuals attain the age of 65. On an annual basis beginning in the year in which the designated individual attains the age of 65, a committee of the Board consisting of non-interested directors may determine for our benefit to postpone the mandatory retirement date for that individual for one additional year.

Under applicable law prohibiting discrimination in employment on the basis of age, we can impose a mandatory retirement age of 65 for our executives or employees in high policy-making positions only if each employee subject to the mandatory retirement age is entitled to an immediate retirement benefit at retirement age of at least $44,000 per year. The benefits payable at retirement to Mr. Harris and Mr. Melsheimer under our existing 401(k) plan do not equal this threshold. The plan was established to provide the difference between the benefit required under the age discrimination laws and that provided under our existing plans. For individuals retiring after 2007, the benefit under the plan is paid to the qualifying individual in the form of a lump sum, and is paid six months and one day after the individual's separation from service with the Company, pursuant to certain exceptions. Mr. Harris's projected mandatory benefit will be approximately $147,302 and paid as a lump sum six months and one day after his expected retirement on December 31, 2008.

2007 Non-Qualified Deferred Compensation

The following table presents information regarding the Company's Amended and Restated Supplemental Executive Retirement Plan for the fiscal year ended December 31, 2007. Other than for Mr. Harris, we do not maintain any pension or non-qualified pension benefits except as disclosed in "Executive Mandatory Retirement" above.

Name	Executive Contributions in Last FY ($)	Registrant Contribution in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Charles E. Harris	0	306,187	210,533	0	2,667,020

(1)	This amount is included in the Summary Compensation Table under "All Other Compensation."

SERP

The Employment Agreement provides that we adopt a supplemental executive retirement plan (the "SERP") for the benefit of Mr. Harris. Under the SERP, we will cause an amount equal to one-twelfth of Mr. Harris's current annual salary to be credited each month (a "Monthly Credit") to a special account maintained on our books for the benefit of Mr. Harris (the "SERP Account"), provided that Mr. Harris is employed by us on the last business day of such month. The amounts credited to the SERP Account are deemed invested or reinvested in such investments as are requested by Mr. Harris and agreed to by the Company. The SERP Account is credited and debited to reflect the deemed investment returns, losses and expenses attributed to such deemed investments and reinvestments in accordance with the terms of the SERP. Mr. Harris's benefit under the SERP equals the balance in the SERP Account and such benefit will always be 100 percent vested (i.e., not forfeitable).

In 2005, Mr. Harris received a $125,000 distribution from the SERP Account. The balance of the SERP Account will be paid in a lump sum on May 30, 2008, and any subsequent balance attributable to subsequent monthly credits will be paid on July 31, 2009.

If Mr. Harris dies before the entire benefit under the SERP Account has been paid to him, the amount remaining in the SERP Account will be distributed to his beneficiary in a lump-sum payment on the 90th day after the date of his death.

Potential Payments upon Termination or Change in Control

Other than Mr. Harris, our Chairman and Chief Executive Officer, none of our executive officers has a change in control agreement or is entitled to any special payments solely upon a change in control.

In the event of termination without cause or by constructive discharge, Mr. Harris's Employment Agreement provides for the continuation of certain benefits over specified periods, as well as severance pay, payable to Mr. Harris (or to his estate if he dies before all payments are made), equal to two times his base salary distributed over a period of two years.

In addition, Mr. Harris is entitled to receive severance pay pursuant to the severance compensation agreement that he entered into with us, effective August 15, 1990, as amended and restated effective as of January 1, 2005. The severance compensation agreement provides that if, following a change in our control, as defined in the agreement, Mr. Harris's employment is terminated by us without cause or by him within one year of such change in control, he shall be entitled to receive compensation in a lump sum payment equal to 2.99 times his average base salary plus other amounts included in Mr. Harris's income as compensation from the Company (but excluding bonus, incentive, profit-sharing plan and equity compensation) as in effect over the most recent five years preceding the year in which the change in control occurred. Under the severance compensation agreement, Mr. Harris is also entitled to receive a lump-sum payment equal to any amounts forfeited on account of his termination, under any employee pension benefit plan, including benefits under the Company's executive mandatory retirement benefit plan. In addition, he is entitled to receive medical and health insurance coverage under the Company's retiree medical benefit plan and all other benefits he would be eligible to receive in the event of termination without cause or by constructive discharge, although no duplicate benefits will be provided. In the event that Mr. Harris is entitled to receive 2.99 times his base salary under the severance compensation agreement, he shall not also be paid two times his base salary under the employment agreement.

On June 30, 1994, we adopted the Medical Benefit Retirement Plan. On February 10, 1997, we amended this plan to include employees who have seven full years of service and have attained 58 years of age. On November 3, 2005, we amended this plan to reverse the 1997 amendment for future retirees and to remove dependents other than spouses from the plan. The coverage is secondary to any government or subsequent employer-provided health-insurance plans. The annual premium cost to us with respect to the entitled retiree shall not exceed $12,000, subject to an index for inflation. As of December 31, 2007, and 2006, we had liabilities of $913,904 and $791,972, respectively, for the plan; there are no plan assets.

The options of retirees who qualify for the Medical Benefit Retirement Plan will remain exercisable (to the extent exercisable at the time of the optionee's termination) post retirement, subject to certain conditions, if such retiree executes a post-termination non-solicitation agreement, in a form reasonably acceptable to the Company, until the expiration of its term.

The following chart sets forth amounts that would have been payable to Mr. Harris had he realized a qualifying termination of employment under his severance agreement or Employment Agreement, determined as if the triggering event had occurred on December 31, 2007. Other than Mr. Harris, we do not maintain any established severance plan for our employees. Due to the number of factors that affect the calculations in the table, actual amounts paid or distributed may be different.

	Termination Scenarios
Charles E. Harris	Termination Following Change of Control ($)	Termination Without Cause or Constructive Discharge ($)	Termination for Cause ($)	Mandatory Retirement ($)	Voluntary Termination ($)	Death ($)	Disability ($)

Lump Sum Salary Payments	885,434	612,374	0	0	0	612,374	0
Medical Insurance Benefits	194,423	194,423	0	194,423	194,423	194,423	194,423
Pension Benefits	147,302	0	0	147,302	0	0	0
All Other Perqs.	146,101	146,101	0	0	0	0	373,256
SERP Payments	2,667,020	2,667,020	2,667,020	2,667,020	2,667,020	2,667,020	2,667,020
Total	4,040,280	3,619,918	2,667,020	3,008,745	2,861,443	3,473,817	3,234,699

In addition, pursuant to his stock option agreements, if Mr. Harris voluntarily terminates his employment and executes a post-termination non-solicitation agreement and a post-termination three-year non-compete agreement in forms reasonably acceptable to the Company, his options (to the extent exercisable at the time of his termination) will remain exercisable until the expiration of their terms. If Mr. Harris’s employment terminates under any of the other termination scenarios outlined in the table immediately above, his options will remain exercisable for periods ranging from zero to one year, depending on the type of option and termination scenario. Mr. Harris’s exercisable options as of December 31, 2007 are reflected in the table “2007 Outstanding Equity Awards at Fiscal Year-End.”

Remuneration of Directors

The following table sets forth the compensation paid by us to our directors for the fiscal year ended December 31, 2007. During 2007, we did not grant any stock option awards or pay or accrue any pension or retirement benefits for our directors.

2007 Director Compensation

Name of Director	Fees Earned or Paid in Cash ($)	All Other Compensation ($)		Total ($)
Independent Directors:
W. Dillaway Ayres, Jr.	42,000	0		42,000
Dr. C. Wayne Bardin	42,000	0		42,000
Dr. Phillip A. Bauman	45,000	0		45,000
G. Morgan Browne	45,000	0		45,000
Dugald A. Fletcher	57,000	0		57,000
Mark A. Parsells(1)	18,823	0		18,823
Charles E. Ramsey	42,000	0		42,000
James E. Roberts	47,250	0		47,250
Richard P. Shanley	29,710	0		29,710

Interested Directors:
Charles E. Harris(2)	0	0		0
Douglas W. Jamison(2)	0	0		0
Kelly S. Kirkpatrick	22,500	7,500	(3)	30,000
Lori D. Pressman	24,000	35,938	(4)	59,938

——————————
(1)	Mark A. Parsells did not stand for re-election at the Annual Meeting held on May 3, 2007.

(2)	Mr. Harris and Mr. Jamison do not receive additional compensation as Directors. Refer to the "2007 Summary Compensation Table" for details of Mr. Harris's and Mr. Jamison's compensation for 2007.

(3)	Represents $7,500 for consulting services. Ms. Kirkpatrick may be considered an "interested person" because of consulting work performed for us.

(4)	Represents $35,938 for consulting services. Ms. Pressman may be considered an "interested person" because of consulting work performed for us.

There are no outstanding option awards to directors.

The directors who are not officers receive $1,500 for each meeting of the Board of Directors and $1,500 for each committee meeting they attend, and a monthly retainer of $750. Each non-employee committee Chairman receives an additional monthly retainer of $250. The Lead Independent Director receives an additional monthly retainer of $500. We also reimburse our directors for travel, lodging and related expenses they incur in attending Board and committee meetings. The total compensation and reimbursement for expenses paid or payable to all directors in 2007 was $438,788.

The Board of Directors has adopted a policy that 50 percent of all director fees must be used to purchase our common stock. In 2007, the directors collectively bought 26,555 shares in the open market.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

(Proposal No. 2)

PricewaterhouseCoopers LLP ("PwC") has been selected as the independent registered public accounting firm by our Audit Committee and ratified by a majority of our Board, including a majority of the independent directors by vote cast in person, to audit the accounts of the Company for and during the Company's fiscal year ending December 31, 2008. This selection is subject to ratification or rejection by the shareholders of the Company. The Company knows of no direct or indirect financial interest of PwC in the Company.

Representatives of PwC will not attend the Annual Meeting in person but will be available to respond to appropriate questions by telephone.

Fees Paid to PwC for 2007 and 2006

PwC performed various audit and other services for us during 2007. The following table presents a summary of the 2007 and 2006 fees billed by PwC:

	Fiscal Year Ended December 31, 2007	Fiscal Year Ended December 31, 2006
Audit Fees	$338,800	$334,000
Audit-Related Fees	0	0
Tax Fees	30,000	32,500
All Other Fees	1,626	1,626
TOTAL FEES:	$370,426	$368,126

Audit Fees

Audit fees include fees for professional services rendered by PwC, in connection with its annual audit of the Company's consolidated financial statements, reviews of the consolidated financial statements included in the Company's quarterly reports on Form 10-Q, and assistance with and review of documents filed with the SEC.

Audit-Related Fees

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under "Audit Fees."

Tax Fees

Tax fees consist of fees billed for professional services for tax compliance. These services included assistance regarding federal, state and local tax compliance, including tax-return preparation.

All Other Fees

All other fees would include fees for products and services other than the services reported above. In 2006 and 2007, these services include an accounting research tool licensed from PwC.

The Audit Committee has determined that the provision of non-audit services that were provided during 2007 is compatible with maintaining PwC's independence in performing audit services for the Company.

Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted "FOR" ratification of the appointment of PwC as the independent registered public accounting firm of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

OTHER BUSINESS

The Board of Directors does not intend to bring any other matters before the Annual Meeting and, at the date of mailing of this Proxy Statement, has not been informed of any matter that others may bring before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

Annual Reports on Form 10-K

Our Annual Report on Form 10-K, as filed with the SEC, is being delivered with this Proxy Statement.

We undertake to provide, without charge, to each shareholder as of March 10, 2008, upon the written request of such shareholder, a copy of our Annual Report on Form 10-K and/or our last Quarterly Report on Form 10-Q, including the financial statements and the financial statement schedules, required to be filed with the SEC for our most recent fiscal year and/or quarter. Any shareholder who would like to request a copy of our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q may do so by calling toll-free 1-877-TINY-TECH or submitting a written request to the following address, which shall contain a representation in good faith that such shareholder was a beneficial owner, as of March 10, 2008, of our securities, entitled to vote:

Investor Relations
Harris & Harris Group, Inc.
111 West 57th Street, Suite 1100
New York, NY 10019

Submission of Shareholder Proposals

Under SEC rules, any shareholder proposals intended to be presented for inclusion in our proxy statement and form of proxy for the next Annual Meeting of Shareholders to be held in 2009 must be received in writing by the Secretary of the Company at Harris & Harris Group, Inc., 111 West 57th Street, New York, New York 10019, no later than November 25, 2008, in order for such proposals to be considered for inclusion in the proxy statement and proxy relating to the 2009 Annual Meeting of Shareholders.

Shareholders who do not wish to follow the SEC rules for submitting a proposal must notify the Company in accordance with the provisions of the Company's Bylaws. Under our Bylaws, nominations for director may be made only by the Board or by the Nominating Committee, or by a shareholder entitled to vote who has delivered written notice to our Secretary (containing certain information specified in the Bylaws) not less than 90 days nor more than 120 days prior to the anniversary of the date of the immediately preceding Annual Meeting of Shareholders (i.e., between January 1, 2009, and January 31, 2009); provided, however, that in the event that the Annual Meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs. The Bylaws also provide that no business may be brought before an Annual Meeting of the Shareholders except as specified in the Notice of the Meeting or as otherwise properly brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered written notice to our Secretary (containing certain information specified in the Bylaws) not less than 90 days nor more than 120 days prior to the anniversary of the date of the immediately preceding Annual Meeting of Shareholders; provided, however, that in the event that the Annual Meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs. Submission of a proposal does not guarantee inclusion in the proxy statement, as the requirements of certain federal laws and regulations must be met by such proposals.

Rule 14a-4 of the SEC's proxy rules allows us to use discretionary voting authority to vote on matters coming before an Annual Meeting of shareholders, if we do not have notice of the matter at least 45 days before the anniversary of the date on which we first mailed our proxy materials for the prior year's Annual Meeting of shareholders or the date specified by the advance notice provision in our Bylaws. Our Bylaws contain such an advance notice provision as described above. For our Annual Meeting of Shareholders expected to be held in May of 2009, shareholders must submit such written notice to our Secretary in accordance with our advance notice provision, as described above.

A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to our Secretary.

By Order of the Board of Directors,

New York, New York	/s/ Susan T. Harris
March 25, 2008	Susan T. Harris
Secretary

HARRIS & HARRIS GROUP, INC.

111 West 57th Street
New York, NY 10019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints CHARLES E. HARRIS, DOUGLAS W. JAMISON and MARY P. BRADY and each of them, with full power of substitution, proxies to vote at the Annual Meeting of Shareholders to be held on May 1, 2008, or at any postponements or adjournments thereof, to represent and to vote all the shares of common stock of Harris & Harris Group, Inc. that the undersigned is entitled to vote with all powers the undersigned would have if personally present, on the following matters as designated on the reverse side and in their discretion with respect to such other business as may properly come before the meeting or any postponements or adjournments thereof.

The Board of Directors recommends a vote "FOR" all the nominees listed in Item 1 and "FOR" Item 2.

When properly executed, this proxy will be voted as specified and in accordance with the accompanying proxy statement. If no instruction is indicated, this proxy will be voted "FOR" Items 1 and 2.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

HARRIS & HARRIS GROUP, INC.

May 1, 2008

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

21130000000000000000 9 050108

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:
- ○ W. DILLAWAY AYRES, JR.
- ○ DR. C. WAYNE BARDIN
- ○ DR. PHILLIP A. BAUMAN
- ○ G. MORGAN BROWNE
- ○ DUGALD A. FLETCHER
- ○ DOUGLAS W. JAMISON
- ○ CHARLES E. HARRIS
- ○ LORI D. PRESSMAN
- ○ CHARLES E. RAMSEY
- ○ JAMES E. ROBERTS
- ○ RICHARD P. SHANLEY

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

At their discretion, the Proxies are authorized to vote upon such other business, including postponements or adjournments, as may properly come before the meeting or any postponements or adjournments thereof.

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.